Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY

Paige H. Gilchrist

Vice President, External Affairs

(630) 586-8101

For Immediate Release
Tuesday, January 18, 2006

CENTERPOINT ANNOUNCES TAX TREATMENT OF 2005 DIVIDENDS

Oak Brook, Illinois, January 18, 2006 – CenterPoint Properties Trust (NYSE: CNT) today announced the tax treatment of 2005 dividends on its Common Shares (NYSE:CNT), 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNT-pB) and Series D Flexible Cumulative Redeemable Preferred Shares.  Shareholders are encouraged to consult with their personal tax advisors as to their specific tax treatment of CenterPoint dividends.

The Company’s total 2005 distribution of $1.71 per share of common stock, CUSIP #151895 10 9, traded under the symbol CNT, is to be classified for income tax purposes as follows:

•                  $0.752 per share (44%) qualifies as 15% capital gains

•                  $0.393 per share (23%) qualifies as 25% capital gains (Section 1250 Recapture)

•                  $0.565 per share (33%) qualifies as ordinary taxable income

The Company’s total 2005 distribution of $3.75 per share of 7.50% Series B Convertible Cumulative Redeemable Preferred Shares, CUSIP #151895 30 7, is to be classified for income tax purposes as follows:

•                  $1.650 per share (44%) qualifies as 15% capital gains

•                  $0.863 per share (23%) qualifies as 25% capital gains (Section 1250 Recapture)

•                  $1.237 per share (33%) qualifies as ordinary taxable income

The Company’s total 2005 distribution of $53.78 per share of Series D Flexible Cumulative Redeemable Preferred Shares, CUSIP #151895 40 6, is to be classified for income tax purposes as follows:

•                  $23.663 per share (44%) qualifies as 15% capital gains

•                  $12.369 per share (23%) qualifies as 25% capital gains (Section 1250 Recapture)

•                  $17.748 per share (33%) qualifies as ordinary taxable income

About CenterPoint Properties

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market. As of September 30, 2005, the Company owned approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,053 acres of land upon which approximately 44.1 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure. The first major REIT to focus on the industrial property sector, CenterPoint has a total market capitalization of approximately $3.0 billion.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws. There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates. Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business. Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

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